Exhibit 99.2
UAW Members Choose to Strike Against International
Truck and Engine Corporation
Union unwilling to make competitive changes to secure employees’ future; Company activates contingency production plans to serve customers
     WARRENVILLE, Ill.—(October, 23, 2007)—International Truck and Engine Corporation announced today that the United Auto Workers union (UAW) has elected to strike the company. The UAW represents approximately 3,700 employees at nine company facilities that are covered by multi-site contracts that expired on October 1.
     In response, International has activated a series of production continuation measures designed to provide uninterrupted delivery of products and services to its customers. “We expect our customers to continue to receive their orders in a timely manner,” said Jeff Bowen, vice president of human resources at International.
     For more than two years, the company and union have engaged in various periods of “early” negotiations attempting to reach agreement on changes that would improve the competitiveness of International’s UAW-represented facilities. In June 2006, the company and UAW leadership reached a tentative agreement on new contracts, but 84 percent of the voting UAW membership rejected it.
     Negotiations began again on August 27, 2007, and have continued past the expiration of the labor agreements until today when the UAW chose to strike.
     “The union’s decision to strike is disappointing,” Bowen said. “All of the changes we have been discussing are already in place at other UAW-represented manufacturers in our industry. We’ve been bargaining in good faith for over two years, and we continue to work very hard to reach a positive outcome for our business and our employees. This strike is unfortunate, but it does not change our goals.”
     International remains committed to continue negotiating to reach an agreement that improves the competitive position of its UAW-represented facilities and maintains a good quality of life for its employees and retirees. “Most important, during these times of high emotion and uncertainty, we’re asking that safety and respect continue to be top-of-mind for all employees,” Bowen said. “We remain ready to continue bargaining in good faith to reach an agreement.”
     The UAW represents approximately 3,700 employees at nine International Truck and Engine facilities in Indianapolis, Ind. (engine assembly and foundry), Melrose Park, Ill. (engine assembly and engine engineering), Springfield, Ohio (truck assembly), Atlanta, York (Pa.) and Dallas (parts distribution centers) and Fort Wayne, Ind. (truck engineering). Total worldwide employment at the company is 16,000.
     For more information on Navistar’s negotiations, visit: www.navistar.com/negotiations.